Exhibit 99.1

Seattle Genetics Reports Fourth Quarter and Year 2017 Financial Results

-Record ADCETRIS® (Brentuximab Vedotin) Net Sales in U.S. and Canada of $307.6 Million in 2017, Including $83.7 Million in the Fourth Quarter-

-ECHELON-1 Supplemental BLA for ADCETRIS in Combination with Chemotherapy for Frontline Advanced Classical Hodgkin Lymphoma Granted FDA Priority Review and PDUFA Action Date of May 1, 2018-

-ECHELON-2 Data Expected in 2018-

-Proposed Acquisition of Cascadian Therapeutics Would Add Third Late-Stage Program to Pipeline-

-Conference Call Today at 4:30 p.m. ET-

Bothell, WA — February 6, 2018 — Seattle Genetics, Inc. (NASDAQ: SGEN) today reported financial results for the fourth quarter and year ended December 31, 2017. The company also highlighted ADCETRIS (brentuximab vedotin) commercialization and clinical development accomplishments, enfortumab vedotin (ASG-22ME) and tisotumab vedotin clinical activities, as well as progress with its pipeline of targeted therapies for cancer.

“During 2017, we continued to deliver on the promise of ADCETRIS as shown by growing commercial sales, FDA approval of a fourth labeled indication and, importantly, the positive outcome of our phase 3 ECHELON-1 clinical trial. We anticipate several additional ADCETRIS milestones in 2018, including its potential approval and commercial launch for use in combination with chemotherapy in frontline advanced classical Hodgkin lymphoma patients based on the ECHELON-1 trial as well as reporting data from the phase 3 ECHELON-2 trial in frontline mature T-cell lymphomas,” said Clay Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “Our clinical pipeline is also strongly positioned, rapidly advancing our goal of becoming a multi-product oncology company. Enfortumab vedotin is in an ongoing pivotal trial for metastatic urothelial cancer and we expect to advance tisotumab vedotin into a pivotal trial for metastatic cervical cancer during the first half of this year. And recently, we entered into an agreement to acquire Cascadian Therapeutics, including global rights to its pivotal-stage program tucatinib for HER2-positive metastatic breast cancer.”

ADCETRIS Program Highlights

•	ECHELON-1 Filing: The U.S. Food and Drug Administration (FDA) accepted for filing a supplemental Biologics License Application (BLA) for ADCETRIS in combination with chemotherapy for the frontline treatment of patients with advanced classical Hodgkin lymphoma. The FDA granted Priority Review for the application and the Prescription Drug User Fee Act (PDUFA) target action date is May 1, 2018. Previously, the FDA granted ADCETRIS Breakthrough Therapy Designation in this setting based on data from the phase 3 ECHELON-1 clinical trial.

•	Label Expansion in CTCL: The FDA approved ADCETRIS for the treatment of adult patients with primary cutaneous anaplastic large cell lymphoma (pcALCL) and CD30-expressing mycosis fungoides (MF) who have received prior systemic therapy. Primary cutaneous ALCL and MF are the most common subtypes of cutaneous T-cell lymphoma (CTCL).

•	ECHELON-1 Results: Data from the phase 3 ECHELON-1 trial in frontline Hodgkin lymphoma were presented in the plenary session at the American Society of Hematology (ASH) annual meeting with simultaneous publication in the New England Journal of Medicine.

•	Broad Presence at ASH: In addition to ECHELON-1, ADCETRIS was featured in more than 20 data presentations at ASH from both corporate and investigator clinical trials. The trials highlighted the potential application of ADCETRIS as monotherapy or as part of combination regimens in a range of CD30-expressing lymphomas.

•	ECHELON-2 Phase 3 Trial: ECHELON-2 is a phase 3 trial in frontline CD30-expressing mature T-cell lymphoma (MTCL), also known as peripheral T-cell lymphoma (PTCL). Data from the trial are expected in 2018. Approximately 4,000 people are diagnosed annually with CD30-expressing MTCL.

ADCETRIS is not currently approved for use in frontline Hodgkin lymphoma, frontline MTCL or as part of combination regimens in CD30-expressing lymphomas.

Enfortumab Vedotin Program Highlights

•	Pivotal Trial Enrolling: Seattle Genetics and Astellas continued enrollment of a pivotal phase 2 trial of single-agent enfortumab vedotin for locally advanced or metastatic urothelial cancer patients who received prior checkpoint inhibitor (CPI) therapy. The trial is intended to support regulatory submission under the FDA’s accelerated approval regulations.

•	CPI Combination Trial Initiated: In an effort to provide more treatment options to patients, Seattle Genetics and Astellas initiated a phase 1b trial of enfortumab vedotin in combination with the CPI pembrolizumab for first- or second-line treatment of patients with locally advanced or metastatic urothelial cancer.

•	ASCO GU Phase 1 Data: Updated data from a phase 1 trial of enfortumab vedotin monotherapy in metastatic urothelial cancer patients who received prior CPI will be presented at the American Society of Clinical Oncology 2018 Genitourinary Cancers Symposium (ASCO GU) taking place February 8-10, 2018.

•	Phase 3 Trial Planned: In 2018, Seattle Genetics and Astellas plan to initiate a phase 3 trial in metastatic urothelial cancer patients who received prior CPI. The phase 3 trial is intended to support global regulatory submissions for approval and serve as a potential confirmatory trial in the United States.

Tisotumab Vedotin Program Highlights

•	Planned Pivotal Trial: Seattle Genetics and Genmab plan to advance tisotumab vedotin into a pivotal phase 2 trial for recurrent or metastatic cervical cancer that relapses or progresses after standard of care treatment for cervical cancer. The single-arm trial is designed to enroll approximately 100 women and could support registration under the FDA’s accelerated approval regulations. The trial is expected to begin in the first half of 2018.

•	Expanding Clinical Development Program: Seattle Genetics and Genmab plan to initiate in 2018 a phase 2 trial of tisotumab vedotin as part of a combination regimen in women with first-line metastatic cervical cancer. In addition, a phase 2 trial is expected to begin in 2018 to evaluate tisotumab vedotin monotherapy in a range of other solid tumor types.

Cascadian Therapeutics Acquisition

•	Cascadian Therapeutics Merger Agreement: Seattle Genetics entered into a definitive merger agreement under which it has agreed to acquire Cascadian Therapeutics. The transaction was unanimously approved by the Boards of Directors of both companies. Under the terms of the agreement, Seattle Genetics will commence a tender offer on or about February 8, 2018 to acquire all of the outstanding shares of common stock of Cascadian Therapeutics for $10.00 per share in cash, or approximately $614 million. The tender offer is subject to customary closing conditions, including the tender of at least a majority of the outstanding shares of Cascadian Therapeutics common stock (on a fully diluted basis) and the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

•	Tucatinib: Cascadian Therapeutics’ most advanced program is tucatinib, an investigational oral, tyrosine kinase inhibitor that is highly selective for HER2, a growth factor receptor that is overexpressed in multiple cancers, including breast, colorectal, ovarian and gastric. Tucatinib is currently being evaluated in a randomized global pivotal trial called HER2CLIMB for patients with HER2-positive (HER2+) metastatic breast cancer, including patients with or without brain metastases.

Other Recent Activities

•	Ladiratuzumab Vedotin (SGN-LIV1A) Clinical Development Program: Data from a phase 1 trial of ladiratuzumab vedotin monotherapy were presented at the San Antonio Breast Cancer Symposium showing an encouraging objective response rate and tolerability profile in women with heavily pretreated metastatic triple-negative breast cancer. Enrollment is ongoing at the recommended monotherapy dose. In addition, ladiratuzumab vedotin is being evaluated in ongoing and planned trials in combination with CPIs and as part of neoadjuvant treatment for breast cancer.

•	AACR Presence: Data from multiple research and early clinical abstracts will be featured at the American Association for Cancer Research (AACR) annual meeting being held April 14-18, 2018. Included will be preclinical data on SEA-BCMA, a novel empowered antibody using Seattle Genetics’ proprietary Sugar Engineered Antibody (SEA) technology. SEA-BCMA is expected to advance into a phase 1 clinical trial for multiple myeloma during 2018.

•	ADC Collaborator Milestone: Seattle Genetics achieved a milestone payment under its ongoing ADC collaboration with Genentech/Roche triggered by a phase 3 trial initiation of polatuzumab vedotin for patients with diffuse large B-cell lymphoma. Polatuzumab vedotin is an ADC targeting CD79b utilizing Seattle Genetics’ proprietary technology. The program has received both Breakthrough Therapy Designation from the FDA and PRIME (PRIority MEdicines) designation by the European Medicines Agency.

Fourth Quarter and Year 2017 Financial Results

Total revenues in the fourth quarter and twelve month periods ended December 31, 2017 increased to $129.6 million and $482.3 million, respectively, compared to $105.3 million and $418.1 million from the same periods in 2016. Revenues included:

•	ADCETRIS net sales in the fourth quarter of 2017 of $83.7 million, an 18 percent increase from net sales of $70.8 million in the fourth quarter of 2016. For the year in 2017, ADCETRIS sales were $307.6 million, compared to $265.8 million for the year in 2016, a 16 percent increase.

•	Royalty revenues in the fourth quarter of 2017 of $20.0 million, compared to $13.7 million in the fourth quarter of 2016. For the year in 2017, royalty revenues were $66.1 million, compared to $67.5 million for the year in 2016. Royalty revenues are primarily driven by international sales of ADCETRIS by Takeda. Royalty revenues in 2016 included a $20.0 million sales milestone payment from Takeda earned in the first quarter.

•	Amounts earned under the company’s ADCETRIS and ADC collaborations totaling $25.9 million in the fourth quarter of 2017 and $108.6 million for the year in 2017, compared to $20.8 million and $84.9 million, respectively, for the same periods in 2016.

Total research and development (R&D) expenses for the fourth quarter of 2017 were $110.5 million, compared to $108.2 million for the fourth quarter of 2016. For the year in 2017, total R&D expenses were $456.7 million, compared to $379.3 million for the year in 2016. The increase in 2017 R&D expenses was primarily driven by increased activities for enfortumab vedotin and ladiratuzumab vedotin, ADCETRIS drug supply provided to Takeda and the company’s pipeline programs.

Total selling, general and administrative (SG&A) expenses for the fourth quarter of 2017 were $48.5 million, compared to $41.4 million for the fourth quarter of 2016. For the year in 2017, total SG&A expenses were $167.2 million, compared to $139.2 million for the year in 2016. The increase in 2017 SG&A expenses was primarily driven by an increase in personnel to support the company’s commercial, business and operational needs.

Non-cash, share-based compensation cost for the year in 2017 was $63.8 million, compared to $52.5 million for the year in 2016.

In February 2017, Seattle Genetics purchased 3.0 million shares of Immunomedics common stock and a warrant to purchase an additional 8.7 million shares. The warrant was exercised in December, and in total, the company purchased the 11.7 million shares for $57.1 million. As of December 31, 2017, these shares were valued at $188.4 million and are reflected in Other Noncurrent Assets. During 2017, changes in the Immunomedics share price resulted in a non-cash gain in investment value of $131.3 million. The non-cash gain associated with the warrant for the year ended December 31, 2017 was $33.8 million, net of a loss in the fourth quarter of $42.9 million. The non-cash gain associated with the common stock resulted in a non-cash income tax benefit of $33.4 million that is included in Net Loss.

Net loss for the fourth quarter of 2017 was $59.2 million, or $0.41 per share, compared to a net loss of $55.1 million, or $0.39 per share, for the fourth quarter of 2016. For the year ended December 31, 2017, net loss was $125.5 million, or $0.88 per share, compared to a net loss of $140.1 million, or $1.00 per share, for the year in 2016.

As of December 31, 2017, Seattle Genetics had $413.2 million in cash, cash equivalents and investments, excluding its Immunomedics common stock investment. Cash and investments does not include gross proceeds of approximately $690.0 million, before deducting the underwriting discounts and commissions and offering expenses, from the company’s equity financing completed on February 5, 2018.

2018 Financial Outlook

Seattle Genetics anticipates 2018 total revenues to be in the range of $470 million to $505 million, driven by the following components:

ADCETRIS net product sales	$340 million to $360 million

Revenues from collaboration and license agreements	$55 million to $65 million

Royalty revenues	$75 million to $80 million

Operating expenses and other costs are expected to be within the following ranges for the year in 2018:

Research and development (R&D)	$460 million to $500 million

Selling, general and administration (SG&A)	$200 million to $220 million

Cost of sales	11 percent to 13 percent of ADCETRIS net product sales

Non-cash costs	$90 million to $100 million, primarily attributable to share-based compensation distributed approximately evenly between SG&A and R&D

ADCETRIS net sales expectations for 2018 does not reflect the impact of a potential label expansion based on the ECHELON-1 trial in frontline advanced classical Hodgkin lymphoma. The PDUFA target action date is May 1, 2018. SG&A expense guidance for 2018 reflects expanded commercial activities to support the potential label expansion for ADCETRIS and includes certain transaction costs associated with the proposed acquisition of Cascadian Therapeutics. Further, expense guidance for 2018 does not include the potential impact of completing the acquisition of Cascadian Therapeutics that is subject to customary closing conditions including the successful completion of the tender offer.

Conference Call Details

Seattle Genetics’ management will host a conference call and webcast to discuss its fourth quarter and year 2017 financial results and provide an update on business activities. The event will be held today at 1:30 p.m. Pacific Time (PT); 4:30 p.m. Eastern Time (ET). The live event will be available from the Seattle Genetics website at www.seattlegenetics.com, under the Investors section, or by calling 888-778-9065 (domestic) or 719-325-2452 (international). The conference ID is 9278036. A replay of the discussion will be available on February 7, 2018 from the Seattle Genetics website or by calling 888-203-1112 (domestic) or 719-457-0820 (international), using conference ID 9278036. The telephone replay will be available until 5:00 p.m. PT on Friday, February 9, 2018.

About Seattle Genetics

Seattle Genetics is an innovative biotechnology company dedicated to improving the lives of people with cancer through novel antibody-based therapies. The company’s industry-leading antibody-drug conjugate (ADC) technology harnesses the targeting ability of antibodies to deliver cell-killing agents directly to cancer cells. Seattle Genetics commercializes ADCETRIS® (brentuximab vedotin) for the treatment of several types of CD30-expressing lymphomas. The company is also advancing a robust pipeline of novel therapies for solid tumors and blood-related cancers designed to address significant unmet medical needs and improve treatment outcomes for patients. More information can be found at www.seattlegenetics.com and follow @SeattleGenetics on Twitter.

Additional Information about the Transaction

The tender offer described in this communication (the “Offer”) has not yet commenced, and this communication is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Cascadian Therapeutics or any other securities. On the commencement date of the Offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the United States Securities and Exchange Commission (the “SEC”) and Cascadian Therapeutics will file a Solicitation/Recommendation Statement on Schedule 14D-9 relating to the Offer with the SEC. The offer to purchase shares of Cascadian Therapeutics common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed with such Schedule TO. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The tender offer statement will be filed with the SEC by Valley Acquisition Sub, Inc. and Seattle Genetics, and the solicitation/recommendation statement will be filed with the SEC by Cascadian Therapeutics. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to Innisfree M&A Incorporated toll-free at (888) 750-5834.

Forward-Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the Offer and related transactions (the “Transactions”) the company’s 2018 outlook, including anticipated 2018 revenues, costs and expenses; the company’s potential to achieve a series of regulatory and commercial milestones in 2018 and future periods; anticipated regulatory events and clinical activities and expected timing thereof, including approval of ADCETRIS for frontline Hodgkin lymphoma, data availability from ECHELON-2, as well as other planned and ongoing clinical trials, including clinical trials of enfortumab vedotin, tisotumab vedotin, and ladiratuzumab vedotin, and the timing of these clinical trials, and their possible utility to support regulatory approval or further development of the respective product candidates; the opportunities for, and the therapeutic and commercial potential of, ADCETRIS, enfortumab vedotin, tisotumab vedotin, and ladiratuzumab vedotin and the company’s other product candidates and those of its licensees and collaborators; as well as other statements that are not historical facts. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include the risks that the company’s 2018 ADCETRIS net sales and financial guidance may not be as expected. The company may also be delayed in its planned clinical trial initiations, the enrollment in and conduct of its clinical trials, obtaining data from clinical trials, planned regulatory submissions, and regulatory approvals in each case for a variety of reasons including the difficulty and uncertainty of pharmaceutical product development, unexpected adverse events or regulatory discussions or actions, including with respect to special protocol assessment agreements defining trial endpoints and the inherent uncertainty associated with the regulatory approval process. The company may also be unable to expand ADCETRIS’ labeled indications due to unexpected or delayed data from its ongoing phase 3 trials or regulatory action, including the risks that the company’s supplemental BLA submissions may not be accepted for filing by, or ultimately approved by, the FDA in a timely manner or at all or with the requested label, and may be unable to complete the development of, and obtain regulatory approval for, its product candidates. Seattle Genetics may also be unable to complete the Transactions on the proposed terms and schedule, including risks and uncertainties related to the anticipated timing of filings and approvals relating to the Transactions; the outcome of legal proceedings that may be instituted against Cascadian Therapeutics and/or others relating to the Transactions; the expected timing of completion of the Transactions; the satisfaction of the conditions to the consummation of the Transactions and the ability to complete the Transactions; the possibility that competing offers for Cascadian Therapeutics will be made; risks associated with business combination transactions, such as the risk that the acquired Cascadian Therapeutics business will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected. More information about the risks and uncertainties faced by Seattle Genetics is contained under the caption “Risk Factors” included in Exhibit 99.1 to the company’s Current Report on Form 8-K filed with the Securities and Exchange Commission in January 31, 2018. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as required by applicable law.

Nothing contained herein shall be deemed to be a forecast, projection or estimate of the future financial performance of Seattle Genetics or Cascadian Therapeutics following completion of the Transactions unless otherwise stated.

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CONTACTS:

Investors:

Peggy Pinkston

425-527-4160

ppinkston@seagen.com

Media:

Tricia Larson

425-527-4180

tlarson@seagen.com

Seattle Genetics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	December 31, 2017	December 31, 2016
Assets
Cash, cash equivalents and investments	$413,171	$618,974
Other assets	464,778	219,422

Total assets	$877,949	$838,396

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$132,672	$120,669
Deferred revenue and long-term liabilities	67,708	83,640
Stockholders’ equity	677,569	634,087

Total liabilities and stockholders’ equity	$877,949	$838,396

Seattle Genetics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
Revenues
Net product sales	$83,721	$70,785	$307,562	$265,766
Collaboration and license agreement revenues	25,853	20,778	108,632	84,926
Royalty revenues	20,031	13,712	66,056	67,455

Total revenues	129,605	105,275	482,250	418,147

Costs and expenses
Cost of sales	10,213	7,896	34,768	28,168
Cost of royalty revenues	5,450	3,679	19,350	14,149
Research and development	110,504	108,172	456,700	379,308
Selling, general and administrative	48,450	41,377	167,233	139,247

Total costs and expenses	174,617	161,124	678,051	560,872

Loss from operations	(45,012)	(55,849)	(195,801)	(142,725)
Investment and other income (loss), net	(42,131)	711	36,914	2,614

Loss before income taxes	(87,143)	(55,138)	(158,887)	(140,111)
Income tax benefit	27,942	—	33,357	—

Net loss	$(59,201)	$(55,138)	$(125,530)	$(140,111)

Basic and diluted net loss per share	$(0.41)	$(0.39)	$(0.88)	$(1.00)

Weighted-average shares used in computing basic and diluted net loss per share	144,061	141,869	143,174	140,746